LETTER AGREEMENT

AMG Veritas China Fund

Fund Management Agreement

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AMG Funds LLC

One Stamford Plaza

263 Tresser Boulevard, Suite 949

Stamford, Connecticut 06901

Attn: Keitha L. Kinne, Chief Operating Officer

Re:

Fund Management Agreement between AMG Funds LLC (formerly The Managers Funds LLC) (the “Adviser”) and AMG Funds I (formerly Managers Trust I) (the “Trust”), dated as of August 1, 2000, and as amended from time to time (the “Fund Management Agreement”)

Ladies and Gentlemen:

Pursuant to Section 11 of the Fund Management Agreement, the Trust hereby notifies you that Appendix B to the Fund Management Agreement is amended, effective as of the date hereof, to reflect a revised advisory fee (the “New Advisory Fee”) that has been agreed to by the Trust and the Adviser with respect to AMG Veritas China Fund (formerly AMG Managers Emerging Opportunities Fund), a series of the Trust. Attached as Appendix A is an amendment to Appendix B to the Fund Management Agreement setting forth the annual fee the Trust will pay the Adviser on behalf of AMG Veritas China Fund pursuant to Section 6 of the Fund Management Agreement. Appendix A supplements and supersedes any information to the contrary relating to AMG Veritas China Fund contained in Schedule A to the Fund Management Agreement.

Please acknowledge your agreement to the New Advisory Fee as set forth on Appendix A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds I

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date:

Appendix A

AMENDMENT TO

APPENDIX B

Annual rate of management fees, expressed as a percentage of the average net asset value of the series:

Name of Series	Annual Percentage Rate of Management Fee
AMG Veritas China Fund (formerly AMG Managers Emerging Opportunities Fund)	0.71%